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                                                                   EXHIBIT 3.1.2

                                     FORM OF

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                          STRATEGIC TIMBER TRUST, INC.

         Strategic Timber Trust, Inc., a corporation organized and existing under the Georgia Business Corporation Code (the "Corporation"), certifies that these Amended and Restated Articles of Incorporation (these "Articles of Incorporation") were duly adopted by the Board of Directors of the corporation on _________, 1999, and duly approved by the shareholders of the corporation in accordance with Section 14-2-1003 of the Georgia Business Corporation Code on _______, 1999, and that the Articles of Incorporation of the Corporation are hereby amended and restated to read in their entirety as follows:

                                   ARTICLE I.

         The name of the Corporation is:

                          Strategic Timber Trust, Inc.

                                   ARTICLE II.

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Georgia Business Corporation Code (the "GBCC").

                                  ARTICLE III.

         The total number of shares which the Corporation is authorized to issue is Two Hundred Fifty Million (250,000,000) shares, of which Two Hundred Million (200,000,000) are common shares (the "Common Shares") and Fifty Million (50,000,000) are preferred shares (the "Preferred Shares"), all of which shares shall have a par value of $.01 per share. The designations, preferences, limitations and relative rights of or on the Common Shares and the Preferred Shares are as set forth below and are otherwise subject to applicable law. The Common Shares (a) shall be one and the same class, (b) subject to the rights of the holders of Preferred Shares, if any, shall have full and unlimited voting rights (with each share having one vote on each matter submitted to shareholders for vote), and (c) subject to the rights of the holders of Preferred Shares, if any, shall have equal rights of participation in dividends and distributions and shall be entitled to receive the net assets of the Corporation ratably upon dissolution. The Board of Directors is authorized, by causing appropriate articles of amendment to be filed pursuant to the applicable law of the State of Georgia, to divide the Preferred Shares into series and to determine the preferences, limitations and relative rights thereof, including but not limited to dividend rights, dividend rates, conversion rights, voting rights (including, without limitation, the election of a specified number of directors by the holders of one or more such series), redemption rights, and liquidation preferences; and to fix the number of shares


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constituting any such series and the designation thereof; and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then issued).

         No holder of shares of any class or series shall as such holder have any preemptive or preferential right to purchase or subscribe to (i) any shares of any class or series of the Corporation, whether now or hereafter authorized,
(ii) any warrants, rights or options to purchase any such shares or (iii) any obligations convertible into any such shares or into warrants, rights or options to purchase any such shares.

                                   ARTICLE IV.

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors and shareholders are expressly authorized to adopt, amend or repeal the Bylaws of the Corporation as provided in the Bylaws and the GBCC.

                                   ARTICLE V.

         A director of the Corporation shall not be personally liable to the Corporation or to its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability: (a) for any appropriation, in violation of his or her duties, of any business opportunity of the Corporation, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for the types of liability set forth in section 14-2- 832 of the GBCC, or (d) for any transaction from which the director received an improper personal benefit. If the GBCC is hereafter amended to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GBCC, as so amended. Any repeal or modification of this Article V by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE VI.

         The Board of Directors shall consist of such number of directors as is fixed or changed from time to time by the Board of Directors and shall be divided into three classes: Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which such director was elected; provided, however, that each initial director in Class I shall hold office until the 2000 annual meeting of shareholders; each initial director in Class II shall hold office until the 2001 annual meeting of shareholders; and each initial director in Class III shall hold office until the 2002 annual meeting of shareholders. Each director shall serve until his successor is elected and qualified or until his earlier death, resignation or removal. Any director may be removed from office only for cause by the affirmative vote of holders of at least a majority of the votes entitled to be cast by all of the outstanding shares of the Corporation in the election of directors. The number of directors may be increased or decreased from time to time by resolution of the Board of Directors; provided, however, that the total number of directors at any time shall not be less than three. Subject to the rights, if any, of the holders of

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any series of Preferred Shares, when the number of directors is increased or decreased, the Board of Directors shall determine the class or classes to which the increased or decreased number of directors shall be apportioned, provided that no decrease in the number of directors shall shorten the term of any incumbent director. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the authorized number of directors, shall be filled solely by the Board of Directors, acting by a majority of the directors then in office, even if less than a quorum, and any directors chosen to fill a vacancy shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified, and any directors chosen by reason of an increase in the number of directors or by removal of any director by the shareholders shall hold office until the next election of directors by the shareholders and until their successors shall be elected and qualified. Subject to the foregoing and the GBCC, at each annual meeting of shareholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

         Notwithstanding the foregoing, whenever, pursuant to the provisions of
Article III, hereof, the holders of any one or more series of Preferred Shares shall have the right, voting separately as a series or together with holders of other such series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies, rights of removal and other features of such directorships shall be governed by the terms of these Articles of Incorporation, including any Articles of Amendment creating such Preferred Shares applicable thereto.

         In addition to any other vote required by these Articles of Incorporation or the GBCC, the affirmative vote of holders of at least two-thirds of the votes entitled to be cast by all of the outstanding shares of the Corporation shall be required to amend or repeal this Article VI.

                                  ARTICLE VII.

         In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the Board of Directors, committees of the Board of Directors and individual directors, in addition to considering the effects of any action on the Corporation or its shareholders, may consider the interests of the employees, customers, suppliers and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments and properties of the Corporation and its subsidiaries are located, and all other factors such directors consider pertinent; provided, however, that this Article VII shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide any constituency any right to be considered.


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                                  ARTICLE VIII.

         The shareholders of the Corporation shall have the right to take action in lieu of a meeting only by one or more consents in writing signed by all of the shareholders entitled to vote on such action.

         In addition to any other vote required by these Articles of Incorporation or the GBCC, the affirmative vote of holders of at least two-thirds of the votes entitled to be cast by all of the outstanding shares of the Corporation shall be required to amend or repeal this Article VIII in a manner that would permit the shareholders of the Corporation to take action by written consent signed by less than all of the shareholders entitled to vote on such action.

                                   ARTICLE IX.

         Any shares of the Corporation reacquired by the Corporation shall become treasury shares.

                                    ARTICLE X

         Section 10.1      Definitions.

         "Acquire" means the acquisition of Beneficial Ownership of Equity Shares by any means whatsoever including, without limitation, (i) the acquisition of direct ownership of shares by any Person, including through the exercise of any option, warrant, pledge, security interest or similar right to acquire Equity Shares, and (ii) the acquisition of indirect ownership of Equity Shares (taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code) by a Person who is an individual within the meaning of Section 542(a)(2) of the Code, including through the acquisition by any Person of any option, warrant, pledge, security interest or similar right to acquire Equity Shares.

         "Beneficial Ownership" means ownership of Equity Shares by a Person who would be treated as an owner of Equity Shares either directly or indirectly under Section 542(a)(2) of the Code, taking into account, for this purpose, constructive ownership determined under Section 544 of the Code, as modified by
Section 856(h)(1)(B) of the Code (except where expressly provided otherwise). The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have correlative meanings. In determining the number of Equity Shares Beneficially Owned by a Person, no Equity Shares attributed to that Person shall be counted more than once.

         "Beneficiary" means, with respect to any Trust, one or more organizations described in each of Section 170(b)(1)(A) (other than clauses
(vii) and (viii) thereof) and Section 170(c)(2) of the Code that are named by the Corporation as the beneficiary or beneficiaries of such Trust.

         "Code" means the Internal Revenue Code of 1986, as amended.

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         "Constructive Ownership" means ownership of Equity Shares by a Person who is or would be treated as a direct or indirect owner of such Equity Shares through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have correlative meanings.

         "Equity Shares" means the Common Shares and the Preferred Shares of the Corporation.

         "Excess Shares" means Equity Shares acquired by any Beneficial Owner in violation of Section 10.2, rounded up to the nearest whole share.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Initial Public Offering" means the initial sale of Common Shares to the public pursuant to the Corporation's first effective registration statement for such Common Shares filed under the Securities Act of 1933, as amended.

         "Market Price" of Equity Shares on any date means the average of the closing price for such Equity Shares for the five consecutive Trading Days ending on the Trading Day immediately prior to such date. The "Closing Price" on any date shall mean the last quoted sales price or, if no such sale takes place on such day, the average of the high bid and low asked prices as reported on The Nasdaq Stock Market's National Market System or, if the Equity Shares are not quoted on The Nasdaq Stock Market's National Market System, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Shares are listed or admitted to trading or, if the Equity Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices, in the over-the-counter market, as reported by The Nasdaq Stock Market or, if such system is no longer in use, the principal other automated quotation system that may be in use or, if the Equity Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker selected by the Board of Directors making a market in the Equity Shares.

         "Non-Transfer Event" means an event other than a purported Transfer that would cause or result in an increase in the percentage of any Person's Beneficial Ownership of the outstanding Equity Shares.

         "Ownership Limit" means, (i) with respect to the Common Shares, 9.8% of the lesser of (a) the total number, or (b) the value of, the outstanding Common Shares or (ii) with respect to Preferred Shares, 9.8% of the lesser of (a) the total number, or (b) the value of, the outstanding Preferred Shares (or such other number or value of Preferred Shares as the Board of Directors may determine in fixing the terms of the Preferred Shares).

         "Partnership" means Strategic Timber Partners, LP, a Delaware limited partnership formed pursuant to the Partnership Agreement, and any successor thereto.

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         "Partnership Agreement" means the agreement of limited partnership establishing the Partnership, as the same may be amended, supplemented or restated from time to time.

         "Partnership Units" shall have the meaning set forth in the Partnership Agreement, as in effect at the time of the Initial Public Offering.

         "Permitted Transferee" means any Person designated as a Permitted Transferee in accordance with the provisions of Section 10.7.

         "Person" means (a) an individual or any corporation, partnership, limited liability company, estate, trust, association, private foundation, joint stock company or any other entity and (b) a "group" as the term is used for purposes of Section 13(d)(3) of the Exchange Act; but shall not include an underwriter that participates in a public offering of Equity Shares for a period of 90 days following purchase by such underwriter of such Equity Shares.

         "Prohibited Owner" means, with respect to any purported Transfer or Non-Transfer Event, any Person who is prevented from becoming or remaining the owner of record title to Equity Shares by the provisions of Section 10.6.

         "Purported Beneficial Transferee" means, with respect to any purported Transfer of Beneficial Ownership of Equity Shares that results in the automatic conversion of such shares into Excess Shares, the purported transferee of Beneficial Ownership of such shares if such purported Transfer had been valid under Section 10.2.

         "Purported Record Transferee" means, with respect to any purported Transfer of Beneficial Ownership of Equity Shares that results in the automatic conversion of such shares into Excess Shares, the purported record transferee of such shares if such purported Transfer had been valid under Section 10.2.

         "REIT" means a real estate investment trust under Section 856 et seq. of the Code.

         "Restriction Termination Date" means such time as (i) the Board of Directors has adopted a resolution recommending that the Corporation terminate its status as a REIT, (ii) the Board of Directors presents a resolution to terminate the Corporation's status as a REIT at an annual or special meeting of shareholders of the Corporation, and (iii) such resolution is approved by a majority of the issued and outstanding Common Shares.

         "Subsidiary" means any Person in which the Corporation beneficially owns, directly or indirectly, more than 50% of the voting power of the outstanding voting equity securities.

         "Trading Day" means a day on which the principal national securities exchange or stock market on which any of the Equity Shares are listed or admitted to trading is open for the transaction of business or, if none of the Equity Shares are listed or admitted to trading on any national securities exchange or stock market, any day other than a Saturday, a Sunday or a day on

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which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

         "Transfer" (as a noun) means any sale, transfer, gift, assignment, devise or other disposition of Beneficial Ownership of shares of capital stock, whether voluntary or involuntary and whether by operation of law or otherwise.

         "Transfer" (as a verb) shall have the correlative meaning.

         "Trust" means any separate trust created and administered in accordance with the terms of Section 10.7, for the exclusive benefit of any Beneficiary.

         "Trustee" means any Person, unaffiliated with both the Corporation and any Prohibited Owner (and, if different than the Prohibited Owner, the Person who would have had Beneficial Ownership of the shares that would have been owned of record by the Prohibited Owner), designated by the Corporation to act as trustee of any Trust, or any successor trustee thereof.

         Section 10.2 Restrictions on Ownership and Transfer of Equity Shares.

                  (a) Except as provided in Section 10.3, from and after the date of the Initial Public Offering and until the Restriction Termination Date:

                           (i) no Person shall Beneficially Own Equity Shares in excess of the Ownership Limit;

                           (ii) no Person shall Acquire any Equity Shares if such would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code;

                           (iii) no Person shall Acquire any Equity Shares if such would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the real property of the Corporation (or of any direct or indirect subsidiary of the Corporation), within the meaning of Section 856(d)(2)(B) of the Code;

                           (iv) no Person shall Acquire any Equity Shares if such acquisition would result in Equity Shares being Beneficially Owned by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code;

                           (v) no Person shall Acquire any Equity Shares if such acquisition would result in the failure of the Corporation to qualify as a "domestically controlled REIT" within the meaning of
         Section 897(h)(4)(B) of the Code; and

                           (vi) no Person shall Acquire any Equity Shares if such acquisition would cause the Corporation to fail to qualify as a REIT.

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                  (b) Any purported Transfer (whether or not the result of a transaction entered into through the facilities of The Nasdaq Stock Market, The New York Stock Exchange or any other national securities exchange or stock market, or any other automated quotation system) of Equity Shares that, if effective, would result in a violation of the restrictions in Section 10.2(a) shall be void ab initio as to the Transfer of that number of Equity Shares that would cause the violation of the applicable restriction, and the intended transferee shall acquire no rights in such Equity Shares, and such shares shall be converted into Excess Shares pursuant to Section 10.6(b).

         Section 10.3 Owners Required to Provide Information. From the date of the Initial Public Offering to the Restriction Termination Date:

                  (a) Every Beneficial Owner of more than 5%, or such lower percentage as is then required pursuant to regulations under the Code, of the outstanding shares of any class or series of Equity Shares of the Corporation shall, no later than January 31 of each year, provide to the Corporation a written statement or affidavit stating the name and address of such Beneficial Owner, the number of Equity Shares Beneficially Owned by such Beneficial Owner and a description of how such shares are held. Each such Beneficial Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation's status as a REIT and to ensure compliance with the Ownership Limit.

                  (b) Each Person who is a Beneficial Owner of Equity Shares and each Person (including the shareholder of record) who is holding Equity Shares for a Beneficial Owner shall provide to the Corporation a written statement or affidavit stating such information as the Corporation may request in order to determine the Corporation's status as a REIT and to ensure compliance with the Ownership Limit.

         Section 10.4 Modification of Ownership Limit. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence or undertakings acceptable to it, may, in its sole discretion, waive the application of the Ownership Limit to a Person subject to such limit, provided that (a) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that such Person's Beneficial Ownership or Constructive Ownership of Equity Shares will now and in the future (i) not result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, (ii) not cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the real property of the Corporation (or of any direct or indirect subsidiary of the Corporation) within the meaning of Section 856(d)(2)(b) of the Code, (iii) not result in the Equity Shares of the Corporation being beneficially owned by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code, and (iv) not result in the Corporation failing to qualify as a "domestically controlled REIT" within the meaning of Section 897(h)(4)(B) of the Code, and (b) such Person agrees in writing that any violation or attempted violation of any other limitations, restrictions and conditions that the Board of Directors may in its sole discretion impose at the time of such waiver with respect to such Person will result, as of

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the time of such violation even if discovered after such violation, in the conversion of such shares in excess of the original limit applicable to such Person into Excess Shares pursuant to Section 10.6(b).

         Section 10.5 Exchange Settlement Not Precluded. Notwithstanding any provision contained herein to the contrary, nothing in these Articles of Incorporation shall preclude the settlement of any transaction entered into through the facilities of The Nasdaq Stock Market or any other automated quotation system or The New York Stock Exchange or any other national securities exchange. In no event shall the existence or application of the preceding sentence have the effect of deterring or preventing the conversion of Equity Shares into Excess Shares as contemplated herein.

         Section 10.6      Remedies for Breach.

                  (a) If, notwithstanding the other provisions contained in this
         Article X, the Board of Directors or a committee thereof shall at any time determine in good faith that there has occurred a purported Transfer or Non-Transfer Event that falls within the scope of Section 10.2(b) or that would result in a violation of Section 10.2(a), then the Board of Directors or a committee thereof shall take such action as it or they deem advisable to refuse to give effect to or to prevent such Transfer or Non-Transfer Event, including, but not limited to, refusing to give effect to such Transfer or Non-Transfer Event on the books of the Corporation or instituting proceedings to enjoin such Transfer or Non-Transfer Event.

                  (b) Without limiting Section 10.6(a), and except as otherwise provided in Section 10.4, if the Board of Directors or a committee thereof determines that there is a purported Transfer or Non-Transfer Event that would result in a violation of Section 10.2, then (i) the Purported Record Transferee (and the Purported Beneficial Transferee, if different) shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the Equity Shares Beneficially Owned by such Beneficial Owner shall cease to own any right or interest) in such number of Equity Shares as are acquired in violation of Section 10.2; (ii) such number of Equity Shares (rounded up to the nearest whole share) acquired in violation of
         Section 10.2 shall be automatically converted into an equal number of Excess Shares and transferred to a Trust in accordance with Section
         10.7 and (iii) such Purported Record Transferee (and such Purported Beneficial Transferee, if different) or, in the case of a Non-Transfer Event, the Person who, immediately prior to such automatic conversion, was the holder of record title to the Equity Shares automatically converted, shall submit the certificates representing such number of Equity Shares to the Corporation, accompanied by all requisite and duly executed assignments of Transfer thereof, for registration in the name of the Trustee of the Trust. Such conversion into Excess Shares and Transfer to a Trust shall be effective as of the close of trading on the Trading Day prior to the date of the purported Transfer or Non-Transfer Event, as the case may be, even though the certificates representing the Equity Shares so converted may be submitted to the Corporation at a later date.

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                  (c) If the Corporation, or its designees, shall at any time determine in good faith that a Transfer has taken place in violation of
         Section 10.2 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Equity Shares in violation of Section 10.2, the Corporation shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or acquisition, including, but not limited to, refusing to give effect to such Transfer on the stock transfer books of the Corporation or instituting proceedings to enjoin such Transfer or acquisition, but the failure to take any such action shall not affect the automatic conversion of Equity Shares into Excess Shares pursuant to this Section 10.6 or their Transfer to a Trust pursuant to Section 10.7.

                  (d) Any Person who acquires or attempts to acquire Equity Shares in violation of Section 10.2 shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or Non-Transfer Event, as the case may be, on the Corporation's status as a REIT.

         Section 10.7 Creation of Trust; Disposition of Excess Shares.

                  (a) Upon any purported Transfer or Non-Transfer Event that results in Excess Shares, (i) the Corporation shall create, or cause to be created, a Trust, and shall designate a Trustee and name a Beneficiary thereof; and (ii) such Excess Shares shall be automatically transferred to such Trust to be held for the exclusive benefit of the Beneficiary. Any conversion of Equity Shares into Excess Shares and transfer to a Trust shall be effective as of the close of trading on the Trading Day prior to the date of the purported Transfer or Non-Transfer Event that results in the conversion. Excess Shares so held in trust shall be issued and outstanding shares of the Corporation.

                  (b) Excess Shares shall be entitled to the same dividends and distributions (as to both timing and amount) as may be declared by the Board of Directors of the Corporation with respect to the Equity Shares which were converted into such Excess Shares. The Trustee, as record holder of the Excess Shares, shall be entitled to receive all dividends and distributions and shall hold all such dividends or distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to such Excess Shares shall repay to the Trust the amount of any dividends or distributions received by it (i) that are attributable to any Equity Shares that have been converted into Excess Shares and
         (ii) the record date of which was on or after the date that such shares were converted into Excess Shares. The Corporation shall take all measures that it determines are reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on Equity Shares Beneficially Owned by the Person who, but for the provisions of this Article X, would Constructively Own or Beneficially Own the Equity Shares that were converted into Excess Shares; and, as soon as reasonably practicable following the Corporation's receipt or withholding thereof, shall pay over to

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         the Trust for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

                  (c) In the event of any voluntary or involuntary liquidation of, or winding up of, or any distribution of the assets of, the Corporation, each holder of Excess Shares shall be entitled to receive, ratably with each other holder of the same class and series of Equity Shares which was converted into such Excess Shares, that portion of the assets of the Corporation that is available for distribution to the holders of the same class and series of Equity Shares which was converted into such Excess Shares. The Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, or winding up, or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts in excess of, in the case of a purported Transfer in which the Prohibited Owner gave value for Equity Shares and which Transfer resulted in the conversion of such Equity Shares into Excess Shares, the product of (i) the price per share, if any, such Prohibited Owner paid for the Equity Shares and (ii) the number of Equity Shares which were so converted into Excess Shares, and, in the case of a Non-Transfer Event or purported Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or purported Transfer, as the case may be, resulted in the conversion of the shares into Excess Shares, the product of (x) the price per share equal to the Market Price on the date of such Non-Transfer Event or purported Transfer and (y) the number of Equity Shares which were so converted into Excess Shares. Any remaining amount in such Trust shall be distributed to the Beneficiary.

                  (d) Excess Shares shall entitle the holder to no voting rights other than those voting rights which accompany a class of capital stock under Georgia law. The Trustee, as record holder of the Excess Shares, shall be entitled to vote all Excess Shares. Any vote by a Prohibited Owner as a purported holder of Equity Shares prior to the discovery by the Corporation that such Equity Shares have been converted into Excess Shares shall, subject to applicable law, be rescinded and shall be void ab initio with respect to such Excess Shares.

                  (e) As soon as practicable after the Trustee acquires Excess Shares and complies with the last sentence of this Section 10.7(e), but in an orderly fashion so as not to materially and adversely affect the trading price of the same class and series of Equity Shares from which such Excess Shares was converted, the Trustee shall designate one or more Persons as Permitted Transferees and sell to such Permitted Transferees any Excess Shares held by the Trustee; provided, however, that (i) any Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the Excess Shares and (ii) any Permitted Transferee so designated may acquire the shares of the same class and series of Equity Shares from which such Excess Shares was converted without violating any of the restrictions set forth in Section 10.2 and without such acquisition resulting in the conversion of such Equity Shares into Excess Shares and the Transfer of such shares to a Trust pursuant to Section 10.7. The Trustee shall have the exclusive and absolute right to designate Permitted Transferees of any and all Excess

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



         Shares. Prior to any Transfer by the Trustee of Excess Shares to a Permitted Transferee, the Trustee shall give not less than five Trading Days' prior written notice to the Corporation of such intended Transfer and the Corporation must have waived in writing its purchase rights under Section 10.7(i) if such intended Transfer would occur during the 90-day period referred to therein.

                  (f) Upon the designation by the Trustee of a Permitted Transferee in accordance with the provisions of this Section 10.7, the Trustee shall cause to be Transferred to the Permitted Transferee Excess Shares acquired by the Trustee. Upon such Transfer of Excess Shares to the Permitted Transferee, such Excess Shares shall be automatically converted into an equal number of Equity Shares of the same class and series from which such Excess Shares was converted. The Trustee shall (i) cause to be recorded on the stock transfer books of the Corporation that the Permitted Transferee is the holder of record of such number of Equity Shares, and (ii) distribute to the Beneficiary any and all amounts held with respect to such Excess Shares after making payment to the Prohibited Owner pursuant to Section 10.7(h).

                  (g) If the Transfer of Excess Shares to a purported Permitted Transferee would or does violate any of the transfer restrictions set forth in Section 10.2, such Transfer shall be void ab initio as to that number of Excess Shares that cause the violation of any such restriction when such shares are converted into Equity Shares (as described in Section 10.7(f) above) and the purported Permitted Transferee shall be deemed to be a Prohibited Owner and shall acquire no rights in such Excess Shares or Equity Shares. Such Equity Shares shall be automatically converted into Excess Shares and transferred to the Trust from which they were originally Transferred. Such conversion and transfer to the Trust shall be effective as of the close of trading on the Trading Day prior to the date of the Transfer to the purported Permitted Transferee and the provisions of this Article X shall apply to such shares, including, without limitation, the provisions of Sections 10.7(e) - (i) with respect to any future transfer of such shares by the Trust.

                  (h) Any Prohibited Owner shall be entitled (following acquisition of the Excess Shares and subsequent designation of and sale of Excess Shares to a Permitted Transferee or following the acceptance of the offer to the Corporation to purchase such shares in accordance with Section 10.7(i)) to receive from the Trustee following the sale or other disposition of such Excess Shares the lesser of:

                           (i) in the case of a purported Transfer in which the Prohibited Owner gave value for Equity Shares and which Transfer resulted in the conversion of such shares into Excess Shares, the product of (1) the price per share, if any, such Prohibited Owner paid for the Equity Shares and (2) the number of Equity Shares which were so converted into Excess Shares, or in the case of a Non-Transfer Event or purported Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or purported Transfer, as the case may be, resulted in the conversion of such shares into Excess Shares, the product of (1) a price per share equal to the Market Price on the date of such Non-Transfer Event or

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



         purported Transfer and (2) the number of Equity Shares which were so converted into Excess Shares; or

                           (ii) the proceeds received by the Trustee from the sale or other disposition of such Excess Shares in accordance with
         Section 10.7(e) or Section 10.7(i).

         Any amounts received by the Trustee in respect of such Excess Shares which are in excess of such amounts to be paid to the Prohibited Owner pursuant to this Section 10.7(h) shall be distributed to the Beneficiary in accordance with the provisions of Section 10.7(f). The Trustee and the Trust shall not be liable for, and each Beneficiary and Prohibited Owner shall be deemed to have irrevocably waived, any claim by a Beneficiary or Prohibited Owner arising out of the disposition of Excess Shares, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this Section 10.7 by, such Trustee.

                  (i) Excess Shares shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (a) the price per share in the transaction that created such Excess Shares (or, in the case of a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for the shares (e.g., if the shares were received through a gift or devise), the Market Price on the date of such Non Transfer Event or Transfer in which the Prohibited Owner did not give value for the shares) or (b) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of 90 days following the later of (x) the date of the Non-Transfer Event or purported Transfer which results in such Excess Shares or (y) the date the Board of Directors of the Corporation first determined that a Transfer or Non-Transfer Event resulting in Excess Shares has occurred, if the Corporation does not receive a notice of such Transfer or Non-Transfer Event pursuant to Section 10.6(d).

         Section 10.8 Remedies Not Limited.

         Except as set forth in Section 10.5, nothing contained in this Article X shall limit the authority of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholders by preservation of the Corporation's status as a REIT and to ensure compliance with the Ownership Limit.

         Section 10.9 Ambiguity.

         In the case of an ambiguity in the application of any of the provisions of this Article X, the Board of Directors shall have the power to determine the application of the provisions of this Article X with respect to any situation based on the facts known to it and any such determination made in good faith shall be binding on all shareholders of the Corporation.


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


         Section 10.10 Legend.

         Each certificate for Equity Shares shall bear the following legend:

         "The shares of Strategic Timber Trust, Inc. (the "Corporation") represented by this certificate are subject to restrictions set forth in the Corporation's Articles of Incorporation which prohibit in general (a) any Person from Beneficially Owning Equity Shares in excess of the Ownership Limit and (b) any Person from acquiring or maintaining any ownership interest in the capital stock of the Corporation that is inconsistent with (i) the requirements of the Code pertaining to real estate investment trusts or (ii) the Articles of Incorporation of the Corporation, and the holder of this certificate by his acceptance hereof consents to be bound by such restrictions. Any purported transfer of Equity Shares in violation of such restrictions shall be void ab initio and the Equity Shares transferred in violation of such restrictions, whether as a result of a Transfer or the Non-Transfer Event, shall be automatically converted into Excess Shares and transferred to a Trust for disposition as provided in the Articles of Incorporation. Capitalized terms used in this paragraph and not defined herein are defined in the Corporation's Articles of Incorporation. The Corporation will furnish without charge, to each shareholder who so requests, a copy of the Articles of Incorporation of the Corporation, containing, among other things, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof that the Corporation is authorized to issue and the qualifications, limitations or restrictions of such preferences and/or rights. Any such request shall be addressed to the Secretary of the Corporation.

         Section 10.11 Termination of REIT Status. The Board of Directors shall take no action to terminate the Corporation's status as a REIT or to amend the provisions of this Article 10 until such time as (a) the Board of Directors adopts a resolution recommending that the Corporation terminate its status as a REIT or amend this Article 10, as the case may be, (b) the Board of Directors presents the resolution at an annual or special meeting of the shareholders and
(c) such resolution is approved by holders of a majority of the issued and outstanding Common Shares.

         Section 10.12 Severability. Each provision of this Article X shall be severable and any such provision determined to be invalid by a court having jurisdiction shall in no way affect the validity of any other provision.

                                    * * * * *

         DULY EXECUTED and delivered by the undersigned on ______, 1999.


                                   STRATEGIC TIMBER TRUST, INC.

                                   By:
                                      -------------------------

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